Filed Pursuant to Rule 424(b)(7)

File No. 333-130591

PROSPECTUS SUPPLEMENT NO. 3

TO PROSPECTUS DATED DECEMBER 21, 2005 (as supplemented by Prospectus Supplement No. 1 dated January 18, 2006 and Prospectus Supplement No. 2 dated January 19, 2006)

NEKTAR THERAPEUTICS

$315,000,000 of 3.25% Convertible Subordinated Notes Due 2012

and Shares of Common Stock Issuable Upon Conversion of the Notes

This prospectus supplement supplements the prospectus, dated December 21, 2005, relating to the resale by selling securityholders of our 3.25% convertible subordinated notes due 2012 and shares of our common stock into which the notes are convertible. This prospectus supplement should be read in conjunction with the prospectus, and is qualified by reference to the prospectus, except to the extent that the information presented herein supersedes the information contained in the prospectus. This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus, including any amendments or supplements thereto.

Investing in our notes or our common stock offered by this prospectus involves a high degree of risk. Please carefully consider the “Risk Factors” beginning on page 5 of the prospectus as well as the section entitled “Risk Factors” included in our most recent annual report on Form 10-K and in our most recent quarterly report on Form 10-Q, as well as any amendments thereto, as filed with the Securities and Exchange Commission.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS TO WHICH IT RELATES IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The information in the table appearing under the caption “Selling Securityholders” in the prospectus is amended by adding the information below with respect to persons not previously listed in the prospectus or in any amendments or supplements thereto, and by superseding the information with respect to persons previously listed in the prospectus with the information that is set forth below:

Name	Principal Amount of Notes Beneficially Owned and Offered (1)	Common Stock Beneficially Owned (1)(2)	Common Stock Offered (1)(2)	Principal Amount of Notes Owned After Completion of Offering	Common Stock Beneficially Owned After Completion of the Offering (3)
					Number of Shares	Percentage Ownership
Independence Blue Cross	$139,000	6,459	6,459	—	—	*

Lehman Brothers Inc. (4)	$25,000,000	1,161,817	1,161,817	—	—	*

LLT Limited	$283,000	13,151	13,151	—	—	*

Morley Alternative Investment Strategy Fund PCC LTD/FAO Convertible Bond Arbitrage Fund	$2,000,000	92,945	92,945	—	—	*

New York Hotel Trades Council & Assoc of NYC Pension Funds	$100,000	4,647	4,647	—	—	*

United Mine Workers of America Health and Retirement Funds	$100,000	4,647	4,647	—	—	*

Maxim Loomis Sayles Bond Portfolio	$285,000	13,244	13,244	—	—	*

No. California UFCW Employers Joint Pension	$160,000	7,435	7,435	—	—	*

Firefighters Pension & Relief Fund - City of New Orleans	$5,000	232	232	—	—	*

The Charles Stark Draper Laboratory, Inc. - Medium Grade	$60,000	2,788	2,788	—	—	*

Name	Principal Amount of Notes Beneficially Owned and Offered (1)	Common Stock Beneficially Owned (1)(2)	Common Stock Offered (1)(2)	Principal Amount of Notes Owned After Completion of Offering	Common Stock Beneficially Owned After Completion of the Offering (3)
					Number of Shares	Percentage Ownership
CDC AM - L/S High Yield Fund	$155,000	7,203	7,203	—	—	*

CDC AM - L/S Bond Fund	$145,000	6,738	6,738	—	—	*

Health Services Retirement Plan	$75,000	3,485	3,485	—	—	*

United Technologies Corp Master Retirement Trust	$440,000	20,447	20,447	—	—	*
Michigan Laborers’ Pension Fund	$20,000	929	929	—	—	*

Ensign Peak Advisors, Inc.	$375,000	17,427	17,427	—	—	*

Dallas Police and Fire Pension System	$100,000	4,647	4,647	—	—	*

Houston Firefighters Relief & Retirement Fund B	$200,000	9,294	9,294	—	—	*
LA Water and Power Employee’s Retirement Plan	$290,000	13,477	13,477	—	—	*
High Yield Verizon Master Trust	$20,000	929	929	—	—	*

Health Care Security Trust - High Yield	$50,000	2,323	2,323	—	—	*
High Yield PRIT	$2,775,000	128,961	128,961	—	—	*

Transamerica Life Insurance and Annuity Co.	$100,000	4,647	4,647	—	—	*
Eugene and Agnes E. Meyer Foundation	$10,000	464	464	—	—	*
Bakery & Confectioner Union Pension Fund	$295,000	13,709	13,709	—	—	*
Stealth Growth Fund - Loomis	$40,000	1,858	1,858	—	—	*

New Hampshire Retirement System	$70,000	3,253	3,253	—	—	*

North Dakota State Investment Board	$60,000	2,788	2,788	—	—	*

Firemen’s Annuity & Benefit Fund of Chicago - Opportunistic FI	$50,000	2,323	2,323	—	—	*
Centerpoint Energy, Inc.	$155,000	7,203	7,203	—	—	*

Desert States UFCW Unions Pension Plan	$45,000	2,091	2,091	—	—	*
City of Fresno Employees and Fire and Police Retirement System	$400,000	18,589	18,589	—	—	*
The Detroit Medical Center Consolidated Pension Plan	$55,000	2,555	2,555	—	—	*
O5	$25,000	1,161	1,161	—	—	*

The Detroit Medical Center Endowment / Funded Dep Fund	$15,000	697	697	—	—	*
U.S. Retirement Trust	$45,000	2,091	2,091	—	—	*

NSTAR Union Medical VEBA	$110,000	5,111	5,111	—	—	*

LS Bond Fund	$4,230,000	196,579	196,579	—	—	*

LS Fixed Income Fund	$275,000	12,779	12,779	—	—	*

LS Institutional High Income Fund	$350,000	16,265	16,265	—	—	*

Name	Principal Amount of Notes Beneficially Owned and Offered (1)	Common Stock Beneficially Owned (1)(2)	Common Stock Offered (1)(2)	Principal Amount of Notes Owned After Completion of Offering	Common Stock Beneficially Owned After Completion of the Offering (3)
					Number of Shares	Percentage Ownership
Halliburton High Yield	$45,000	2,091	2,091	—	—	*

Sony Pension Fund	$30,000	1,394	1,394	—	—	*

Richmond Retirement System High Yield Fixed Income	$115,000	5,344	5,344	—	—	*
Albertsons	$90,000	4,182	4,182	—	—	*

Ohio Carpenters Pension Fund	$160,000	7,435	7,435	—	—	*

Alameda County Retirement Association Fund B	$495,000	23,003	23,003	—	—	*
LS Strategic Income Fund	$2,730,000	126,870	126,870	—	—	*

Houston Municipal Employees Pension System	$35,000	1,626	1,626	—	—	*
The Boston Foundation Inc. - Fixed Income	$20,000	929	929	—	—	*
Orange County Employees Retirement System	$115,000	5,344	5,344	—	—	*
Consolidated Edison Retirement Plan	$180,000	8,365	8,365	—	—	*

State of Connecticut Fund F	$425,000	19,750	19,750	—	—	*

Minnesota Laborers Pension Fund	$30,000	1,394	1,394	—	—	*

So. CA UFCW Unions & Food Employers Joint Pension Trust Fund	$95,000	4,414	4,414	—	—	*

Topaz Fund (5)	$8,000,000	371,781	371,781	—	—	*
Radcliffe SPC, Ltd for and on behalf of the Class A Convertible Crossover Segregated Portfolio	$2,770,000	128,729	128,729	—	—	*

UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage II Master Limited	$191,000	8,876	8,876	—	—	*
UBS O’Connor LLC f/b/o O’Connor Global Convertible Arbitrage Master Limited	$1,009,000	46,890	46,890	—	—	*

*	Less than one percent.
(1)	Amounts indicated may be in excess of the total amount registered due to sales or transfers exempt from the registration requirements of the Securities Act since the date upon which the selling holders provided to us the information regarding their notes and common stock.
(2)	Unless otherwise noted, represents shares of common stock issuable upon conversion of the Notes.
(3)	Percentage is based on 87,684,184 shares of common stock outstanding as of December 13, 2005.
(4)	These selling security holders are also registered broker-dealers and therefore may be “underwriters” within the meaning of the Securities Act.
(5)	These selling security holders are affiliates of registered broker-dealers and have advised us that they purchased the notes in the ordinary course of business and, at the time of the purchase of the notes, had no agreements or understandings directly or indirectly with any person to distribute the notes or the shares of common stock issuable upon conversion thereof.

The date of this prospectus supplement is February 14, 2006.